Exhibit 10.1
BRELSFORD ENGINEERING, INC.
8655 BRIDGER CANYON RD.
BOZEMAN, MONTANA

EXCLUSIVE LICENSE AGREEMENT

A.     Parties to This Agreement

THIS EXCLUSIVE LICENSE AGREEMENT is made this 1st day of April 2005 by and between:

LICENSOR: BRELSFORD ENGINEERING, INC.
Having its principal place of business at:

8655 BRIDGER CANYON RD.
BOZEMAN, MONTANA 59715

And

LICENSEE: SRS Energy, Inc.
Having its principal place of business at:

7320 Forsyth, Unit 102
St. Louis, MO 63105

B.     Definitions

The following terms, whenever used in this Agreement, shall have the respective meanings set forth below:

(1)  “Licensed Products” shall mean (1) the technology, processes, techniques which are applied in accordance with the Licensed Know-How or the Licensed Patents as hereinafter defined, and; (2) any equipment and substances which are manufactured in accordance with the Licensed Know-How or the Licensed Patents as hereinafter defined.

(2)  “Subject Matter of this Agreement” shall mean the Licensed Products, any processes for producing the same, or any of them, and any devices for practicing or applying any such processes, or for producing the Licensed Products.

(3)  “Licensed Know-How” shall mean LICENSOR’s present and future specialized, novel, and unique techniques, inventions, practices, knowledge, skill, experience, and other proprietary information relating to the Subject Matter of this Agreement.

(4)  “Designated Affiliate” shall mean any firm, corporation, or other organization in which LICENSEE has an ownership interest and which LICENSEE has identified in writing to LICENSOR as an Affiliate of LICENSEE.

(5)  “Agreement” shall mean this Agreement and License including all Exhibits hereto.

(6)  “Licensed Territory” as specified below.

(7)  “Year” shall mean each successive twelve-month period during the term of this agreement, the first of which shall commence on the date of this Agreement, or on the date of the end of the “Trial Option Period”, if one is exercised.

(8)  “Licensed Product” shall include Licensed Know-How.

(9)  “Minimum Annual Royalty” shall mean the minimum royalty required to keep this U.S. Patent License Agreement in full force and effect throughout the term of this Agreement.

(10)  “Monthly Trial Option Premium” shall mean the monthly amount due LICENSOR from LICENSEE to keep this agreement in full force and effect during and through the Trial Option Period.

(11)  “Net Sales” shall mean the actual gross sales; related to anyway to the Licensed Products, and made by the LICENSEE and/or Designated Affiliate; f.o.b. seller’s factory, less; (a) all sales, use, and other similar taxes paid or payable by the seller in connection with the particular transaction involved and not reimbursed or reimbursable by the purchaser or customer, and; (b) Amounts credited or refunded to the purchaser or customer for returned or defective goods.

C.     Licensing Fee

Exclusive License Territories:  All of USA
Initiation of License Execution Fee:  $50,000.00
Minimum Annual Royalty; begins 10-01-06:  $15,000.00
Annual License Payment per project:  $30,000.00
License Royalty Fees: 4% Net Sales, related to “Licensed Product”
Monthly Trial Option Premium:  $5,000.00

PATENT NUMBER AND ISSUE DATE:  U.S. P. # 5,411,594 – MAY 2, 1995
TRIAL OPTION GRANTED:  xx Yes __ No
TRIAL OPTION PERIOD: 6 Months

D.     General Scope of LICENSEE’s Activities

(1)  LICENSEE and/or its Designated Affiliates shall manufacture the Licensed Products or use and sell such products.

(2)  LICENSEE and/or its Designated Affiliates shall have the Exclusive Right to utilize the Licensed Products and Know How for all applications as they relate to processing Municipal Solid Waste and Green Waste.  If such a “MSW & “GW” to Fuel Ethanol” Project is not initiated within three (3) years of the date of this Agreement, the Exclusive Right will be automatically drop to Non-Exclusive.

(3)  LICENSEE and/or its Designated Affiliates shall have the Non Exclusive Right to utilize the Licensed Products and Know How for processing biomass feedstock applications including but not limited to Sugar Cane Bagasse (SCB), High Fiber Cane (HFC), and Forestry Product (FP) feed-stocks in all United States territories.

(4)  LICENSEE and/or its Designated Affiliates shall have a 60 day first right of refusal on any licensing agreement for the Country of Canada.

(5)  LICENSEE and/or its Designated Affiliates will neither manufacture, use, nor sell, directly or indirectly, any of the Licensed Products in any area other than the Licensed Territories, unless exempted by written agreement with the LICENSOR.

(6)  LICENSEE and/or its Designated Affiliates will neither manufacture, use, nor sell, directly nor indirectly, any of the Licensed Products in or for shipment to, or (to the best of its ability) for resale in, any area other than the Licensed Territory; unless mutually agreed to by written exception agreement with the LICENSOR.

E.     Trial Option

If a “Trial Option” is granted and noted in Section C, then the Patent License Grant of Section F below shall not apply except as defined in this Section; LICENSOR hereby grants to LICENSEE, for the Monthly Trial Option Premium stated herein, the exclusive rights to investigate LICENSOR’s invention for the Trial Option Period, noted in Section C.  Such Trial Option Period shall commence from the date of this agreement.  LICENSOR will furnish to LICENSEE all information and know-how (if any) concerning LICENSOR’s invention then in LICENSOR’s possession.  LICENSEE will thereafter investigate LICENSOR’s invention for operability, cost, marketability, etc.  At any time, during the Trial Option Period, LICENSEE shall have the right to the following, in its sole and absolute discretion:

(1)           To terminate the Trial Option by giving written notice of termination to the LICENSOR at its principal place of business.  If the LICENSEE gives such notice, then no Patent License grant shall take effect, and all rights hereunder shall revert to the LICENSOR effective as of the date of the notice.  LICENSEE will not make, use, nor sell the Licensed Products and will not profit in any manner, directly or indirectly from said Licensed Products.  LICENSEE shall also keep confidential all discussions, drawings, samples and any other related material pertaining to the Licensed Products.

(2)           To exercise the Trial Option by giving written notice of that option to the LICENSOR at its principal place of business.  If the LICENSEE gives such notice, then Patent License Grant of Section F below shall become effective as of the date of the notice.

F.     Exercised Grant or No Trial Option

If a Trial Option has been granted, and LICENSEE had exercised its option, or if a Trial Option had not been granted, then the LICENSOR hereby grants LICENSEE, subject to the terms and conditions herein, a Patent License indicated in Section C herein.  Such Patent License shall include the right to use throughout the Licensed Territories:  (1) any of the Licensed Know How, and (2) the patents set forth in Section C of this agreement and (3) any other patent(s) relating to the Subject Matter of this Agreement which may hereafter be issued to the LICENSOR, or to a third party and then subsequently acquired by LICENSOR (all of which patents are herein collectively called Licensed Patents) and (4) to make the Licensed Products and to sell such products in the Licensed Territories.  The Patent License may be Exclusive and Non-Exclusive, as defined in Paragraph D of this agreement.

G.     Disclosure of Licensed Know-How

(1)           Promptly upon the execution of this Agreement, and from time to time thereafter, as the same shall become available to LICENSOR, the LICENSOR shall disclose to LICENSEE the Licensed Know-How.

(2)           Statements, provisions, and/or Sections of this Agreement to the contrary notwithstanding, LICENSOR shall not be required to disclose to LICENSEE any Licensed Know-How.

(a) Regarding aspects of this Licensed Product still in research or development

(b) Regarding matters with respect to which patent applications are to be filed, unless or until the same shall have been filed

(c) Which LICENSOR shall be prevented from disclosing to LICENSEE by reason of any governmental regulation, or

(d) Which, by the express terms and provisions of any other part of this Agreement, LICENSOR shall not be required to disclose to LICENSEE.

H.     Inspection of LICENSEE’s Premises

LICENSEE shall permit, during normal business hours, one duly authorized representative of the LICENSOR, upon (5) days advance notice, to enter into and upon any premises of the LICENSEE where LICENSEE is conducting operations pertaining to said licensed Products hereunder for the purpose of ascertaining that the LICENSEE is complying with the provisions of this agreement.

I.     Confidential Information

All the Licensed Know-How shall be and remain the sole and exclusive property of the LICENSOR.  Said Know-How shall be used by LICENSEE only in connection with and for the term of this Agreement and shall be disclosed by the LICENSEE only to those of its employees or contractors to whom such disclosure shall be absolutely necessary in order to facilitate LICENSEE’s operations hereunder.  Furthermore, said Know-How shall be kept and maintained by LICENSEE in strict confidence both during the term of this Agreement, as well as after the termination of this Agreement for any reason, and LICENSEE will take all reasonable measures to prevent its employees and others from divulging the Licensed Know-how, provided however that the provisions of this paragraph shall apply only while the Licensed Know-how is not published or becomes otherwise available in the public domain from any source other than from the LICENSEE.

J.     New Developments and Improvements

In the event that an improvement patent is licensed or granted to the LICENSOR bearing the same expiration date as a patent listed in this agreement, that patent shall be automatically included under the terms defined herein.

In the event that the LICENSEE is granted an improvement patent, bearing the same expiration date as any patent listed in this agreement, this Agreement shall include said granting.

K.     Licensing Fees and Royalties

(1)  Initiation of Licensee Execution Fee:  Unless a Trial Option has been granted, LICENSEE shall pay to LICENSOR upon execution of this Agreement, a nonrefundable Initiation of License Execution Fee as specified in Section C hereof.  This Initiation of License Execution Fee shall not be construed as an advance against future royalties.  If a Trial Option is granted and exercised in accordance with Section C above, then LICENSEE shall pay the Initiation of License Fee to LICENSOR if and when LICENSEE exercises said Trial Option.

(2)  Minimum Annual Royalties:  In the event that this is an Exclusive Agreement as noted in Section C or elsewhere in this agreement, minimum royalties shall commence on the date specified in Section C.  Minimum annual royalties shall be due and payable on the first day of said royalty year and upon the anniversary of each subsequent 12-month royalty year thereafter.  If a Trial Option is granted under Section C, then no minimum annual royalty shall be due until and unless LICENSEE exercises the option.

(3)  Annual License Payment Per Project:  The Annual License Payment Per Project, as noted in Section C, shall be first due and payable on the day of the initiation of the Project as generated by the exploitation of the Licensed Products for any facility of the LICENSEE or its Designated Affiliate(s).  Succeeding Annual License Payments Per Project shall be due and payable on the anniversary of the day first due above.

(4)  The License Royalty Fees due shall be paid by LICENSEE to LICENSOR in the following manner:

(a)
On the fifteenth business day following each and every successive three-month period during the term of this Agreement, LICENSEE shall pay to LICENSOR the royalties due hereunder for the immediately preceding quarter.

(b)
Sales shall be deemed to have been made either when the Licensed Products shall have been shipped, or when such sales shall have been charged against a purchaser or customer on the books of said LICENSEE, whichever event shall first occur.

(c)	Sales shall be deemed to include all sales, whether for cash or on credit, and whether the amount thereof shall be collected or uncollected, and whether made by an affiliate of LICENSEE.

I.     Accounting for Royalties

(1)  At each and every time a royalty payment is due and payable hereunder, LICENSEE will render to LICENSOR a written Statement of Account giving full disclosures regarding LICENSEE’s sales of the Licensed Products to which royalties shall have accrued during the period then involved.

(2)  LICENSEE shall keep, and will cause each of its Designated Affiliates to keep, full and true Books of Accounts and other records in sufficient detail to enable the royalties’ payable hereunder to be properly ascertained.

(3)  LICENSEE shall permit at it’s request, and share the expense with the LICENSOR, a certified public accountant selected by LICENSOR, and to whom LICENSEE has no reasonable objection, to have access to such Books of Accounts and other records as may be necessary or desirable to insure the correctness of any statement of account or payment made under this Agreement.

M.     Minimum Royalty Default

(1)  In the event LICENSOR is operating under an “Exclusive License” grant, and if sales of Licensed Products in any royalty year do not equal or exceed the Minimum Annual Royalty identified in Section C hereof, LICENSEE may elect not to pay the Minimum Annual Royalty when due and payable.  In this case, LICENSEE shall notify LICENSOR of this election by the date on which the last royalty for such year is due, i.e., within one month after any anniversary of the date identified in Section A above.  Thereupon the licenses granted under Section C above shall automatically and without further notice be converted to a Non-Exclusive Grants, and LICENSOR may immediately license others to a Non-Exclusive Grant for the Licensed Product.  The late Minimum Annual Royalty will continue to be due and payable, subject to the terms as noted in this Section M.

(2)  Royalty payments due but not paid, as agreed herein, are subject to a penalty not to exceed 15% per year on balances late, overdue, or unpaid.  Such interest shall be compounded monthly.

N.     Patent Prosecution

(1)  LICENSOR shall, at LICENSOR’s sole expense, prosecute its above named United States Patent Application, and any continuations, divisions, continuations-in-part, substitutes, and reissues of each patent application or any patent thereon, similarly maybe prosecuted at LICENSOR’s own expense, until all applicable patents issue or any patent application becomes finally abandoned.  LICENSOR shall also pay any maintenance fees which become due on any patent(s) which issue on said patent application.  If for any reason LICENSOR intends to abandon any patent application hereunder, LICENSOR shall notify LICENSEE at least two months prior to any such abandonment to permit LICENSEE the opportunity to assume prosecution of any such application and maintenance of any patent.  If LICENSEE assumes prosecution, LICENSOR shall cooperate with LICENSEE in any manner LICENSEE requires, at LICENSEE’s expense.

(2)  The LICENSOR shall be responsible for all maintenance fees due and payable to the U.S. Patent and Trademark Office as applicable during the term of this Agreement and warrants that it will pay such fees so as to preserve all rights hereunder.  If LICENSOR intends not to pay any such fees, LICENSOR shall notify LICENSEE, at least two months prior, whereupon LICENSEE may, at its sole discretion and option, pay such fees, whereupon LICENSEE shall deduct said amount from any royalty payment due LICENSOR.  Such payment by LICENSEE shall not relieve LICENSOR of its obligation to pay maintenance fees as required herein.

(3)  If LICENSEE assumes prosecution of any United States patent application under sub-section (1) above, and LICENSEE is successful so that a patent issued, then LICENSEE shall pay LICENSOR royalties thereafter at a rate of 75% of the regular or normal royalty rate and 75% of any applicable minimum royalties.  Subsequently, LICENSOR shall be entitled to deduct prosecution and maintenance expenses from royalty payments.

(4)  Infringement:  If either Party discovers that the LICENSOR’s patent is infringed upon, the discoverer shall notify the other Party.  LICENSOR shall thereupon have the right, but not the obligation, to take whatever action it deems necessary, including the filing of lawsuits, to protect the rights of the Parties to this Agreement and to cause such infringement to terminate.  LICENSEE shall cooperate with LICENSOR if LICENSOR takes such action.  All expenses of such action shall be borne by LICENSOR.  If LICENSOR recovers any damages or compensation for any action hereunder, LICENSOR shall be entitled to retain 100% of such awards or damages.  If LICENSOR elects not to take any legal action hereunder, LICENSEE shall then have the right, but not the obligation, to take any such action.  In such event, LICENSOR shall cooperate with LICENSEE, but all of LICENSEE’s expenses shall be borne by LICENSEE.  LICENSEE shall be entitled to receive 75% of any damages or compensation recovered from any such infringement and shall pay 25% of such damages or compensation to LICENSOR, after deducting its costs, including attorney’s fees.

O.     Warranty Disclaimer

Nothing herein shall be construed as a warranty or representation given by LICENSOR to LICENSEE attesting to the scope or validity of the herein named Patent or any Patent Improvement thereon.

P.     Default

Any obligation or duty, to be done by LICENSEE, which LICENSEE fails or refuses to do or perform, shall be considered a “default”.  Any obligation or duty, to be done by LICENSOR, which LICENSOR fails or refuses to do or perform, shall be considered a “default”.

If LICENSEE fails to make any payment on the date such payment is due under this Agreement, or if LICENSEE causes any other default under or breach of this Agreement, LICENSOR shall have the right to terminate this Agreement upon giving sixty (60) days written notice of intent to terminate.  Said notice shall specify the failure, breach, or default.  If LICENSEE fails to make-up any payment in arrears, or otherwise fails to cure said breach or default within sixty (60) days following written notice, then LICENSOR may terminate this Agreement.  If this Agreement is terminated, LICENSEE shall not be relieved of any of its obligations to the date of termination, and LICENSOR may act to enforce LICENSEE’s obligations after any such termination.

Q.     Term and Termination

(1)           The term of the Agreement shall continue, unless sooner terminated as otherwise herein provided, until the expiration of the letters patent comprising the Technology.  The term of the Agreement for each Project shall be for the earlier of: (i) the cessation of all activities with respect to the active use of the Technology at any plant/facility using the Technology and located or to be located on the Project site by LICENSEE and/or any Designated affiliate; or (ii) the life of the patent(s) used by LICENSEE and/or any Designated Affiliate thereon.  LICENSOR expressly agrees that LICENSEE and/or any Designated Affiliate shall not be liable for any damages that may be incurred by LICENSOR as a result of the failure of LICENSEE or any Designated Affiliate to pay any royalties. The payment of royalty fees under this Agreement are for the life of the patent(s) used, the longest patent validity period governing.  Notwithstanding the foregoing, the termination of the Agreement for one Project site due to the cessation of activities using the Technology at such plant/facility does not terminate this Agreement with respect to any other or future Projects.

(2)           Nothing herein to the contrary, this Agreement shall terminate, without notice from LICENSOR, upon (a) the bankruptcy or insolvency of LICENSEE, (b) the filing by LICENSEE of a petition therefore, (c) LICENSEE’s assignment for the benefit of creditors, (d) the appointment of a receiver for LICENSEE or of any of its assets which appointment shall not be vacated within sixty (60) days thereafter, or (e) the filing of any other petition based upon an alleged bankruptcy or insolvency of LICENSEE.

(3)           LICENSOR shall not be liable to LICENSEE, for any reason, by virtue of the termination of this Agreement, for any compensation, reimbursement, expenditure, or statutory or other indemnities, or for any investment, leases, or other commitments, or for any damages on account of the loss of prospective profits or anticipated sales, or for any other loss, damage, expense, or matter growing out of such termination.

(4)           No termination of this Agreement for any reason shall relieve LICENSEE of or release LICENSEE from its obligations to be performed after such termination has become effective.

(5)           Antishelving:  If LICENSEE discontinues its sales or manufacture of Licensed Product without intent to resume, LICENSEE shall so notify LICENSOR within 30 days of such discontinuance, whereupon LICENSOR shall have the right to terminate this Agreement upon 30 days written notice, even if this Agreement has been converted to a Non-Exclusive Grant.  If LICENSEE does not begin manufacture or sales of Licensed Product within one and one-half years from either the date of this Agreement or the date of the option trial exercise if an option is granted, LICENSOR shall have the right to terminate this Agreement upon 30 days written notice.  LICENSOR at LICENSOR’s sole option may extend an additional period of up to one (1) year to enable LICENSEE to resume or begin manufacture or sales.

(6)           Upon the termination of this Agreement prior to expiration of the Term of this Agreement, in addition to the other matters herein provided:

(a) All rights, privileges, and licenses of LICENSEE hereunder shall terminate immediately and revert to LICENSOR, and LICENSEE thereafter shall not make any use whatsoever of any Licensed Know-How or of any licensed Patent, PROVIDED HOWEVER THAT this prohibition shall apply only in relation to licensed Know How which is not then published or in the public domain from a source other than the LICENSEE.

(b) LICENSEE shall promptly return to LICENSOR all the Licensed Know How, including, but not limited to, blueprints, drawings, and specifications.

R.     Assignment and Succession

This agreement shall not be assigned, pledged, or otherwise encumbered or disposed of by LICENSEE, whether in whole or in part, whether voluntarily or involuntarily, by operation of law, without the prior consent of LICENSOR in each such instance.  LICENSEE shall not grant any Sub-Licenses hereunder.  Any attempt by LICENSEE to assign, pledge, or otherwise encumber said License, or to grant any such Sub-License without written consent from LICENSOR shall be null and void, and of no force or effect.  Furthermore, such attempt by LICENSEE to assign, encumber, or sub-license shall result in the termination of this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, LICENSEE shall have the right, without the consent of LICENSOR, to appoint Agents on terms usual in the trade between unrelated parties to sell the Licensed Products in the Licensed Territory.  And in addition where local laws or conditions make appointment of agents either necessary or desirable, the Licensee shall have the further right to appoint agents to manufacture the Licensed Product.

S.     Notice

All notices, payments, or statements one Party to the other under this Agreement, shall be in writing and shall be sent by first-class certified mail, return receipt requested, postage prepaid, to the Party concerned at the address as shown on page one (1) of this Agreement, or to any substituted address given by notice hereunder.  Any such notice, payment, or statement shall be considered sent or made on the day deposited in the mail and evidenced by postmark.

T.     Arbitration

If any dispute arises under this Agreement, the Parties shall negotiate in good faith to settle such dispute.  If the Parties cannot resolve such dispute themselves, then either Party may submit the dispute to mediation by a mediator approved by both Parties.  The Parties both shall cooperate with the mediator.  If the parties cannot agree to any mediator, or if either Party fails to abide by any decision of the mediator, then both Parties shall submit the dispute to arbitration by any mutually-acceptable arbitrator.  If no arbitrator is mutually acceptable, then the Parties shall submit the matter to arbitration under the rules of the American Arbitration Association (AAA).  Under any arbitration, both parties shall be bound by the decision of the arbitration proceeding.  The arbitration hearing shall be held in the city of the arbitrator selected under the rules of AAA.  Division of the costs of arbitration shall be at the discretion of the arbitrator.  The arbitrator’s award shall be final and enforceable in any court of competent jurisdiction.

U.     Jurisdiction

This Agreement shall be interpreted under and in accordance with the laws of LICENSOR’s State, as provided in Section A above.

V.     Miscellaneous

(1)           LICENSOR shall be held harmless and shall have no liability what so ever to LICENSEE or any other Party regarding the sale, manufacture, or use of the Licensed Product.

(2)           If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform to such statute or rule of law.  The voidance of one term does not void the entire Agreement.

(3)           The failure of either Party hereto to enforce any of the terms or provisions herein shall not be deemed to be a waiver of any further or future breach of or default in any of those or any other of the terms or provisions herein.  Nor shall the acceptance by LICENSOR of any money paid hereunder after any breach or default by LICENSEE of any one or more of the terms or provisions herein, whether before or after notice or knowledge thereof or by LICENSOR, constitute a waiver by LICENSOR of such breach of default.

(4)           The headings of sections hereof are inserted for convenience only and are in no way to be construed as limiting any of the terms or provisions of this Agreement.

(5)           If and when a patent issues, LICENSEE shall attach proper notices of the Licensed Patents to all of the Licensed Products manufactured by LICENSEE and in a manner conforming to the applicable law of the licensed Territory or any political subdivision thereof.  Patent pending markings will be appropriately attached to Licensed Product if applicable until the patent issues.

(6)           This Agreement contains all the oral and written agreements, representations, arrangements, and understandings between the Parties hereto.  Any rights which the respective parties hereto may have had under any previous agreements, representations, arrangement, or understandings, whether written or oral, are hereby canceled and terminated.  This Agreement can be changed only by an instrument in writing executed by the Parties hereto.

(7)           Nothing contained herein shall be construed as making the Parties hereto partners or joint-ventures, or to render either party liable for any of the debts or obligations of the other party hereto.  Licensee shall in no way be considered as being an agent or representative of LICENSOR in any dealings which LICENSEE may have with any third party, and LICENSEE may neither act for, nor bind the Licensor in any such dealings.

W.     Signatures

LICENSOR:	/s/ Donald L. Brelsford	LICENSEE:	/s/ Edward P. Hennessey, Jr.
	(Signature)		(Signature)

Donald L. Brelsford, P.E., President		Edward P. Hennessey, Jr., President
Brelsford Engineering, Inc.		SRS Energy, Inc.

Dated: /s/ 4/6/05		Dated: /s/ 4/1/05